EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), made effective as of the ___th day of __________, 2016 ("Effective Date") by and between PARKE BANK, a state chartered commercial bank (the "Bank"), and VITO S. PANTILIONE (the "Executive").

WITNESSETH:

WHEREAS, the Bank wishes to continue to employ the Executive as its President and CEO and the Executive is willing to accept continued employment on such terms and conditions as hereinafter stated;

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.             Employment.

The Bank hereby employs the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Bank, for the period stated in paragraph 3 below and upon the other terms and conditions herein provided.  The Executive's employment shall be for no definite period of time, and the Executive or the Bank may terminate such employment relationship at any time for any reason or no reason.   The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board.

2.            Position and Duties.

During the Employment Period (as defined in Section 3(a)), the Executive agrees to serve as President and Chief Executive Officer of the Bank and shall perform such managerial duties and responsibilities for the Bank which are customarily assumed by the president of a commercial bank, including such duties as an executive officer of the Bank as may be assigned to the Executive from time to time by the Board of Directors of the Bank.  Throughout the Employment Period, and except for illness, vacation periods and leaves of absence granted by the Bank (if any), the Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder, and, subject to Section 7(f)(i), accept such office or offices to which he may be elected by the Board of Directors of the Bank.  Nothing provided in this Agreement shall prevent Executive from making financial investments in any business ventures and enterprises.

3.            Term.

(a)           Period of Employment.

The period of the Executive's employment under this Agreement shall commence as of the Effective Date and shall, unless sooner terminated by the death of the Executive, mutual agreement or pursuant to Section 7, continue for a period of three (3) years  therefrom, (such period being herein referred to as the "Employment Period"), provided, however, subject to Section 3(b), and if the Employment Period has not been terminated by the death of the Executive, by mutual agreement or pursuant to Section 7, that on each December 31 during the Employment Period, the Employment Period shall be extended for one year, so that at all times the Employment Period on each January 1 during the term of this Agreement shall be an unexpired period of three (3) years.  The last day of the Employment Period, as from time to time extended, and without regard to any early termination pursuant to Section 7, is hereinafter referred to as the "Expiration Date."

(b)           Termination of Automatic Extension.

The Executive or Bank may elect to terminate the automatic extension of the Employment Period set forth in subsection 3(a) by giving written notice of such election.  Any notice given hereunder shall be effective in the year in which the notice is given, if given between January 1 and June 30 of any calendar year, and in the year following the year in which the notice is given, if given between July 1 and December 31 of any calendar year.  Upon the effectiveness of any notice given by the Bank to the Executive hereunder, the Employment Period shall terminate on December 31, three (3) years after the year in which the notice of non-extension of the Employment Period is effective.

4.            Compensation.

(a)          Salary and Incentive Compensation.

For all services rendered by the Executive in any capacity during the Employment Period under this Agreement, the Executive shall be paid as compensation (i) an annual salary of $300,000, or such higher salary as may be negotiated from time to time by the Bank and the Executive (hereinafter referred to as the "annual base salary") plus (ii) a bonus payable within 30 days after the end of each calendar year equal to ten percent (10%) of the net pre-tax profits of the Bank during such year up to a maximum of fifty percent (50%) of the Executive's then annual base salary.  The annual base salary shall be payable in equal bi-weekly installments.  For purposes of calculating Executive's bonus, "net pre-tax profits" means the Bank's gross revenues for such calendar year less all operating expenses and charges to income in accordance with generally accepted accounting principles, consistently applied.

(b) Reimbursement of Expenses.

The Bank shall pay or reimburse the Executive, in accordance with the Bank's policies and requirements, for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement.  In addition, the Bank agrees to furnish a leased automobile for use by the Executive consistent with the Bank's past practices. The Bank shall also reimburse the Executive for gas use and car maintenance and repair.  The Bank shall reimburse the Executive for reasonable and customary professional services fees incurred related to personal estate and financial planning activities, not to exceed $15,000.

5.            Participation in Incentive Compensation and Benefit Plans.

In addition to the payments provided under this Agreement, the Executive (or his beneficiary) may be, or may become, entitled to benefits under any executive or incentive compensation plan, stock option, restricted stock or stock purchase plan, retirement income or pension plan, supplemental or excess benefit plan, group hospitalization, health care, or sick leave plan, life or other insurance or death benefit plan, travel and accident insurance, vacation plan, or other present or future group employee benefit plan or program of the Bank for which executive employees of the Bank generally are eligible, and the Executive may be eligible to receive, with respect to the Employment Period, all benefits and emoluments for which he is eligible under any such benefit plan or program of the Bank in accordance with the provisions and requirements of any such plan or program.

6.             Vacation and Sick Leave.

Executive shall be entitled to be compensated for annual vacation, personal and sick leave in accordance with established Bank policy.

7.             Termination or Suspension of Employment.

(a) Termination without Cause.

Notwithstanding anything to the contrary contained in this Agreement, subject to Executive receiving the compensation set forth in subsection (h) of this Section 7, the Bank's Board of Directors may terminate the Executive's employment under this Agreement at any time.

(b) Termination with Cause.

The Bank's Board of Directors may terminate the Executive's employment under this Agreement at any time for cause.  The Executive shall have no right to receive compensation or other benefits for any period after termination for cause.  The term "for cause" shall include and shall be limited to the following events:

(i) The Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days or more; or

(ii) The Executive willfully fails to follow the instructions of the Board of Directors after written notice of such instructions, other than as a result of a physical or mental illness or disability, which willful  failure results in demonstrable material injury and damage to the Bank; or

(iii) Any action or circumstance as detailed at N.J.S.A. 17:9A‑18.1.

If the Bank's Board of Directors determines that Executive's employment under this Agreement shall be terminated for cause, then the Board of Directors shall forthwith provide Executive with a written notice of said determination.  The notice shall contain a detailed statement of the facts which constitute the particulars of the cause for termination.

(c) Suspension Puruant to Notice.

If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served by the New Jersey Department of Banking and Insurance (the "Department of Banking") or the Federal Deposit Insurance Corporation (the "FDIC"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  Executive shall cease immediately his duties and responsibilities to the Bank under this Agreement until resolution of such suspension or temporary prohibition.  If the charges in the notice are dismissed or otherwise resolved to the satisfaction of the Board of Directors, the Bank shall, unless prohibited by the Department of Banking or the FDIC: (i) pay the Executive all or part of the compensation withheld while the Bank's obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Bank's obligations under this Agreement which were suspended.

(d) Termination Pursuant to Order.

If the Executive is removed and/or permanently prohibited form participating in the conduct of the Bank's affairs by an order of the Department of Banking or the FDIC all obligations of the Bank under this Agreement shall terminate as of the effective date of the order and Executive shall cease immediately the performance of his duties and responsibilities to the Bank under this Agreement, but any options granted to Executive pursuant to Section 4(c) hereof which have then vested shall not be affected.

(e) Termination by the FDIC or the New Jersey Department of Banking.

All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, by the Department of Banking and/or the FDIC in connection with a supervisory merger to resolve problems related to the Bank or when the Bank is determined by the Department of Banking and/or the FDIC to be in an unsafe or unsound condition.  Any options granted to Executive pursuant to Section 5 hereof which have then vested shall not be affected by such action.

(f) Termination by Executive for Good Reasons.

The Executive shall be entitled to terminate his employment hereunder for "good reason" (as defined herein) within 90 days of the initial occurrence of such good reason event upon giving the Board of Directors of the Bank not less than 30 days prior written notice to the Employer specifying the good reason.  Any termination of employment hereunder under any of the following circumstances shall be for "good reason," the occurrence of any of which shall be deemed a breach of this Agreement by the Bank:

If, without Executive's express written consent, the Bank materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1) a material diminution in the Executive's base compensation;

(2) a material diminution in the Executive's authority, duties, or responsibilities;

(3) a material diminution in the budget over which the Executive retains authority;

(4) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive  is required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Bank;

(5) a material change in the geographic location of the Executive's office location; or

(6) any other action or inaction that constitutes a material breach by the Bank of this Agreement.

Notwithstanding the foregoing, in the event of the Executive's notice to the Employer of Termination of Employment for Good Reason, the Bank will have a period of 30 calendar days from the date such Executive shall furnish written notice of such termination for Good Reason during which period the Bank may remedy the condition resulting in such Good Reason termination, in which case, the Bank will not be required to pay the amount due to the Executive under this Section 7(f) and such Termination of Employment by the Executive shall not be effective.

(g) Termination by Executive Other Than for Good Cause

Notwithstanding anything contained herein to the contrary, the Executive may terminate this Agreement by providing twelve (12) months prior notice thereof to Bank in the manner set forth in Section 20 hereof at any time after the date that the Executive first becomes eligible to receive benefits under any pension plan established by the Bank in which case benefits shall be payable to the Executive in accordance with the provisions of such pension plan.  All rights and duties of the Executive under this Agreement shall cease upon the effective date of such termination, except for any options granted to Executive pursuant to Section 4(c) hereof which have then vested.

(h) Remedies for Termination

Upon termination of the Executive's employment under this Agreement pursuant to subsections (a) or (f) of this Section 7, any options granted to Executive pursuant to Section 5 hereof which are not then vested shall become vested as of the effective date of such termination, and the Executive shall be entitled to receive the aggregate of:

(i) the balance of the annual base salary set forth in Section 4, as the same may have been increased from time to time, until the current Expiration Date as if the Executive's employment under this Agreement has not terminated; plus

(ii) the annualized amount equal to the average of the three highest annual incentive compensation payments made to Executive by the Bank prior to the termination pro rated over the remaining term of the Agreement until the current Expiration Date.

(iii) Notwithstanding the foregoing at Sections 7(h)(i) and (ii), in the event of termination of the Executive's employment for Good Reason (as defined at Section 7(f)) following a Change in Control (as defined below), with the Bank or Parke Bancorp, Inc. (the "Company") not being the surviving entity in conjunction with such change in control transaction, the Executive shall be entitled to receive an amount equal to 300% of the annual base salary set forth in Section 4, as the same may have been increased from time to time, plus 300% of an amount equal to the average of the three highest annual incentive compensation payments made to Executive by the Bank prior to the date of such Change  in Control.

For the purposes of this Agreement,  "Change in Control" shall mean the occurrence of any of the following events:
(i) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;
(ii) Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's or the Bank's voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company's or the Bank's voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(iii) Change in Board Composition: Individuals who constitute the Company's or the Bank's Board of Directors on the Effective Date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-

quarters of the directors comprising the Incumbent Board shall be considered, for purposes of this clause (iii), as though he or she was a member of the Incumbent Board; or

(iv) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder.
The foregoing amounts shall be payable in the form of a single lump-sum payment no later than 45 days after  the Executive's Termination of Employment. Further, for a period of not less than eighteen months following the effective date of such Termination of Employment, the Bank shall continue to provide the Executive with and pay the applicable premiums for medical and hospital insurance, disability insurance and life insurance benefits for the Executive and his dependents, as were provided and paid for at the time of his termination of  employment with the Bank; provided that, if the Executive shall be eligible for greater benefits in accordance with other provisions of this Agreement or another plan or agreement, then the greater form of benefits shall apply.

Further, the Bank shall also sell to the Executive for a purchase price of $1.00 the automobile, if any, used by the Executive while employed by the Bank.  The Executive acknowledges that the sale of the automobile to the Executive may generate additional employee compensation to the Executive, and agrees that the Bank may withhold that amount which is necessary for the Bank to fully satisfy its withholding obligations under federal and state law from such payments that are otherwise due to the Executive hereunder.

Any payment made by Bank under this Section shall be deemed to constitute liquidated damages and not a penalty for the Bank's breach of this Agreement.  Executive shall not be required to mitigate his damages hereunder by seeking employment or otherwise.

(i) Disability Termination.
In the event of Executive's total disability (as hereinafter defined) prior to the Expiration Date of this Agreement, the Bank shall have the right to terminate Executive's employment on ten (10) days written notice to Executive, provided the Bank shall pay the Executive a disability benefit which is equal to the annual base salary provided in Section 4, as the same may have been increased from time to time, received by Executive at the commencement of the Executive's total disability, reduced by the sum of (i) the amount of any benefits to which the Executive may be entitled with respect to the same period under any disability plan or pension plan, including related supplemental and excess benefit plans or agreements, of the Bank and (ii) the disability benefits payable under any government-regulated plan including workers' compensation benefits.  Payment of such disability benefit shall commence with the week coincident with the termination of Executive's employment under this Agreement and shall continue until the earlier of the Expiration Date or the Executive's death.  During any period the Executive shall be entitled to receive disability payments from the Bank, to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Bank, and, in addition, upon reasonable request in writing from time to time, he shall make himself available to the Bank to undertake reasonable assignments with the dignity, importance, and scope of his prior position and his physical and mental health.
As used in this Agreement, the term "total disability" shall mean (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

(j) In the event of a partial disability or illness, the obligation of the Bank to pay the salary of Executive pursuant to Section (4) of this Agreement shall not be affected.

8.	Confidential Information and Property of Bank.

(a) Executive acknowledges and agrees that all customers and business which Executive generates because of or during his employment with Bank and all Confidential Information (hereinafter defined), shall be the sole property of Bank.

(b) Executive further acknowledges and agrees that in connection with his employment by Bank, Executive will have access to certain confidential and proprietary information owned by and/or related to Bank.

(c) Executive shall not at any time before or after termination of his employment with Bank willfully use or disclose or divulge any such Confidential Information to any person, firm or corporation, except (i) in connection with and as required by the discharge of his duties hereunder, and in such instance only to the most limited extent necessary and only in the best interests of the Bank; (ii) with the prior written consent of the Board of Directors, or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify Bank as promptly as practicable (and, if possible, prior to making such disclosure).  Executive shall use his best efforts to prevent any such disclosure by others.

9. Non Piracy, Non-Solicitation and Conflicts of Interest.

(a) Executive agrees that until two years after ceasing to be employed by Bank (such period to commence when Executive ceases to be an employee whether under this Employment Agreement or otherwise), Executive shall not for himself or on behalf of any other person, corporation, firm or other entity, without the prior written consent of the Board of Directors (i) solicit, sell, service, accept, manage or otherwise seek to acquire the banking business of any person or entity who was, within the twenty-four months preceding such date a client, customer or active prospective client or customer of Bank, unless Executive provided any banking services, either alone or with others, to such person or entity prior to the date of this Agreement, or (ii) serve in the capacity as president or chief executive officer of any other federally-insured banking institution in the Counties of Gloucester, Camden, Salem, or Cumberland, New Jersey.  The foregoing restrictive covenant shall not prohibit Executive from owning, for the purpose of passive investment, less than 5% of any class of securities of any publicly held corporation.  For purposes of this Section 9(a), "active prospective client or customer" means any entity or individual identified by name in any of Bank's files as a prospect on whom a call has been made or work has been done to provide any banking services for such prospect.

(b) Executive further agrees that, until two years after ceasing to be employed by Bank (such period to commence when Executive ceases to be an employee whether under this Employment Agreement or otherwise), Executive shall not, without the prior written consent of the Board of Directors, directly or indirectly, solicit the employment, consulting or other services of any employee of any of Bank or otherwise induce any of such employees to leave Bank's employment or to breach an employment agreement therewith.

(c) In the event that the provisions of Section 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then any court of competent jurisdiction may reform such provisions in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law so that the provisions of Section 8 and 9 hereof may be enforced to the greatest extent permissible.

10.	Withholding of Taxes.

The Bank may withhold from any payments under this Agreement all applicable taxes, as shall be required pursuant to any law or governmental regulation or ruling.

11. Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the Bank and the Executive.

12. Consolidation or Merger.

Nothing in this Agreement shall preclude the Bank from consolidating or merging into or with, or transferring all or substantially all of its assets to, any Person which assumes this Agreement and all obligations of the Bank hereunder.  Upon such a consolidation, merger or transfer of assets and assumption, the term, "Bank" shall refer to such other Person and this Agreement shall continue in full force and effect except for a supervisory merger pursuant to Section 7(c) hereof.

13.	General Provisions.

(a)	Non-Assignability.

Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive without the Bank's prior written consent; provided, however, that nothing in this subparagraph 13(a) shall preclude the executors, administrators, or other legal representatives of the estate of the Executive from assigning any right hereunder to the Person or Persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

(b) No Attachment.

Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)	Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank, the Executive's heirs, executors and assigns and the Bank's successors and assigns.

(d)	"Person" Defined.

"Person" as used herein means a natural person, joint venture, corporation, sole proprietorship, trust, estate, partnership, cooperative, association, organization, government or governmental entity, or other entity.

14.	Legal Expenses.

The Bank shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement.

15.	Severability.

If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect.  If any such provision shall be held invalid in part, such invalidity shall  in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect.

16.           Headings.

The headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	Interpretation.

If any provision of this Agreement shall be the subject of a dispute between the Bank and the Executive and a court or arbitrator to which such dispute has been brought shall be unable to resolve which of two reasonable interpretations of such provisions is the proper interpretation thereof, then the interpretation most favorable to the Executive shall control.

18.	Governing Law.

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws thereof applicable to contracts executed and to be wholly performed in New Jersey.

19.	Consent to Jurisdiction.

Executive and the Bank irrevocably consent to the exclusive jurisdiction of the Superior Court of New Jersey and/or the United States District Court for New Jersey in any action or proceeding pursuant to this Agreement and agree to service of process in accordance with Section 20 herein.

20. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt if requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notices.

(a)	If to Executive, to:
c/o Parke Bank
601 Delsea Drive
Washington Township, NJ  08080

(b)	If to Bank, to:

601 Delsea Drive
Washington Township, NJ  08080

and to such other additional Person or Persons as either party shall have designated to the other party in writing by like notice.

21.	Successors, Binding Agreement.

(a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise), except any successor pursuant to a supervisory merger as provided in Section 7(e) hereof, to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7(h) of this Agreement shall apply.  As used in this Agreement, "Bank" shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, heirs, distributees, devisees,  and legatees.  If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legates, or other designee, or, if there is no such designee, to the Executive's estate.

22. Compliance With Section 409A of the Code.
(a) This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Code Section 409A.

(b) Notwithstanding anything in this Agreement to the contrary, if the Bank in good faith determines, as of the effective date of Executive's Termination of Employment that the Executive is a "specified employee" within the meaning of Section 409A of the Code and if the payment under Section 7 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months ("Six-Month Delay"), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive's Termination of Employment.  The limitations of this Six-Month Delay shall only be effective if the stock of the Bank or the Company is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). No separation from service is deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive's right to reemployment is provided by law or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Bank. If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a "Termination of Employment" takes place is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business.  The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period.  The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period.  No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the

 Bank and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the Executive has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period).

(c) Notwithstanding the Six-Month Delay rule set forth in Section 22(b) above:

(i) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive's Termination of Employment occurs, and (2) the sum of the Executive's annualized compensation based upon the annual rate of pay for services provided to the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 22(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Section 7; and

(ii) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive's Termination of Employment; provided that the amount paid under this Section 22(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank under Section 7.

(d) To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive's third taxable year following the taxable year in which the termination occurred.  For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Bank of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Bank and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

23. 280G Limitation Provision.

Notwithstanding anything herein to the contrary, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Company and the Bank shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code, and thereby subjecting the Executive to the excise tax provided at Section 4999(a) of the Code.

24. Company Guarantee of Payments.

All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  Notwithstanding the foregoing, the Company unconditionally guarantees all payment obligations set forth in this Agreement and agrees that it shall be joint and severally liable for all such payment obligations to the Executive set forth herein.

25. Release in Favor of the Company Corporate Group.

If the Executive is due to receive a payment by the Bank  in accordance with Section 7(h) of this Agreement upon a Termination of Employment, the Executive shall within 35 calendar days of such Termination of Employment, execute and deliver to the Bank a full release in favor of the Company, the Bank, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Bank; (ii) cover all actual or potential claims arising from the Executive's employment by the Bank and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.   Notwithstanding anything herein to the contrary, such payment due in accordance with Section 7(h) herein shall be made to the Executive by the Bank on the date which is sixty (60) days following the date of Termination of Employment (the "Payment Date"); provided that the Executive shall have executed and delivered to the Bank the release required in accordance with this Section 25 herein and all permissible revocation periods have lapsed without being exercised by the Executive as of such Payment Date.  If the release requirements at this Section 25 have not been satisfied by the Executive as of such Payment Date, then the obligations of the Bank to make such payment to the Executive in accordance with Section 7(h) herein shall be nullified at such time.

**THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK**

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, all as of the day and year first above written.

ATTEST: PARKE BANK

_____________________________               ______________________________________
Secretary By:

WITNESS: EXECUTIVE:

_____________________________                ______________________________________
                                 Vito S. Pantilione

Delivery of Guarantee
Parke Bancorp, Inc. has executed this Agreement as of _____________, 2016, and hereby agrees to be bound by the provisions of Section 24 of the Agreement with respect to its guarantee of payments due in accordance with this Agreement.

ATTEST: PARKE BANCORP, INC.

_____________________________               ______________________________________
Secretary